Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings of the March 31, 2017 Quarter

Company Release – 04/20/2017

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended March 31, 2017 of $1.8 million, or $.20 per diluted share, compared to $1.5 million, or $.16 per diluted share, for the three months ended March 31, 2016.

David P. Mansfield, Chief Executive Officer, said, “We have been very strategic with our direction this past quarter and have continued our commitment to delivering customized solutions to our business and private clients. Our goal, to be the best commercial bank in the region is being realized and our partnerships with state agencies and educators are just beginning to garner widespread attention. The expertise of our lending team has allowed us to provide innovative lending solutions. We are proud of these quarterly results, as they reflect our strength and the success of our initiatives and we anticipate continuing to build upon this success.”

Net interest income before provision for loan losses increased by $1.0 million, or 16.7%, compared to the three months ended March 31, 2016. The growth in net interest income this quarter over the prior year’s first quarter is primarily the result of an increase in our average interest earning assets of $74.4 million or 10.6% and an increase in net interest margin of 20 basis points to 3.79%.

Provision for loan losses of $563,000 were booked for the first quarter of 2017 compared to $111,000 for the same period in 2016. The provisions were primarily due to an increase in our loan portfolio as we apply loan provisions to newly originated loans based on historical loss ratios, which, absent other factors, results in an increase in the allowance for loan loss. The allowance for loan losses as a percentage of total loans was 1.38% as of March 31, 2017 compared to 1.36% as of December 31, 2016. The allowance for loan losses as a percent of non-performing loans was 662.73% as of March 31, 2017 compared to 542.98% as of December 31, 2016. Non-performing assets were $1.4 million, or 0.17%, to total assets as of March 31, 2017 compared to $1.8 million, or 0.25%, to total asset for the same period 2016.

Noninterest income increased $567,000, or 60.6% to $1.5 million for the three months ended March 31, 2017. The primary reason for the increase is increased gains on sales of securities and income from service fees.

Noninterest expense increased $697,000, or 14.2%, to $5.6 million for the three months ended March 31, 2017. The primary reasons for the increase were salary expense and occupancy expense. The increase in salary and employee benefits was $554,000, or 17.7%, and the increase in occupancy expense was $106,000, or 29.0%, for the three months ended March 31, 2017. The primary reason for the increase in salary and employee benefits was a higher head count and stock based compensation expense compared to the prior year. The primary reason for the increase in occupancy expense was the purchase of the Portsmouth, NH building.

As of March 31, 2017, total assets have increased $37.4 million, or 4.7%, to $832.9 million compared to $795.5 million at December 31, 2016. The primary reasons for the increase is due to net loans with an increase of $26.4 million, or 4.2%, and an increase in investments of $6.0 million, or 5.1%. Deposits were $680.6 million as of March 31, 2017 representing an increase of $52.6 million, or 8.4%, compared to December 31, 2016. Borrowings decreased $17.0 million, or 34.1%, to $32.9 million as of March 31, 2017.

As of March 31, 2017, shareholders’ equity was $111.2 million compared to $109.1 million at December 31, 2016 representing an increase of $2.1 million, or 1.9%. The increases are primarily due to year-to-date net income of $1.8 million.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.2% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank is an innovative, commercial bank that finds solutions for our business clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrower to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Source: Provident Bancorp, Inc

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	March 31,	December 31,
(In thousands)	2017	2016
	(unaudited)
Assets
Cash and due from banks	$8,416	$7,939
Interest-bearing demand deposits with other banks	2,276	2,637
Money market mutual funds	655	129
Cash and cash equivalents	11,347	10,705
Investments in available-for-sale securities (at fair value)	123,832	117,867
Federal Home Loan Bank stock, at cost	3,894	2,787
Loans, net	650,874	624,425
Bank owned life insurance	19,544	19,395
Premises and equipment, net	14,461	11,587
Accrued interest receivable	2,333	2,320
Deferred tax asset, net	4,816	4,913
Other assets	1,840	1,544
Total assets	$832,941	$795,543

Liabilities and Equity
Deposits:
Noninterest-bearing	$162,126	$158,075
Interest-bearing	518,471	469,907
Total deposits	680,597	627,982
Federal Home Loan Bank advances	32,870	49,858
Other liabilities	8,239	8,554
Total liabilities	721,706	686,394
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,640,988 and 9,652,448 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	-	-
Treasury stock: 11,460 shares at March 31, 2017	(222)	-
Additional paid-in capital	43,679	43,393
Retained earnings	68,031	66,229
Accumulated other comprehensive income	2,783	2,622
Unearned compensation - ESOP	(3,036)	(3,095)
Total shareholders' equity	111,235	109,149
Total liabilities and shareholders' equity	$832,941	$795,543

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended
	March 31,
(In thousands, except per share data)	2017	2016
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$7,233	$6,091
Interest and dividends on securities	873	881
Interest on interest-bearing deposits	6	8
Total interest and dividend income	8,112	6,980
Interest expense:
Interest on deposits	570	555
Interest on Federal Home Loan Bank advances	211	142
Total interest expense	781	697
Net interest and dividend income	7,331	6,283
Provision for loan losses	563	111
Net interest and dividend income after provision for loan losses	6,768	6,172
Noninterest income:
Customer service fees on deposit accounts	338	305
Service charges and fees - other	502	418
Gain on sales, calls and donated securities, net	482	20
Other income	180	192
Total noninterest income	1,502	935
Noninterest expense:
Salaries and employee benefits	3,676	3,122
Occupancy expense	471	365
Equipment expense	150	145
FDIC assessment	68	94
Data processing	190	163
Marketing expense	50	57
Professional fees	214	265
Other	802	713
Total noninterest expense	5,621	4,924
Income before income tax expense	2,649	2,183
Income tax expense	847	696
Net income	$1,802	$1,487

Income (loss) per share:
Basic	$0.20	$0.16
Diluted	$0.20	$0.16

Weighted Average Shares:
Basic	9,192,568	9,167,364
Diluted	9,192,568	9,167,364

Provident Bancorp, Inc.

Selected Financial Ratios

	At or for the three
	months ended
	March 31,
(unaudited)	2017	2016
Performance Ratios:
Return on average assets (1)	0.88%	0.80%
Return on average equity (1)	6.19%	5.81%
Interest rate spread (1) (3)	3.62%	3.41%
Net interest margin (1) (4)	3.79%	3.59%
Non-interest expense to average assets (1)	2.73%	2.66%
Efficiency ratio (5)	63.64%	68.22%
Average interest-earning assets to average interest-bearing liabilities	141.65%	145.04%
Average equity to average assets	14.14%	13.85%

	At	At	At
	March 31,	December 31,	March 31,
(unaudited)	2017	2016	2016
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.38%	1.36%	1.42%
Allowance for loan losses as a percent of non-performing loans	662.73%	542.98%	438.25%
Non-performing loans as a percent of total loans (2)	0.21%	0.25%	0.32%
Non-performing loans as a percent of total assets	0.17%	0.20%	0.25%
Non-performing assets as a percent of total assets (6)	0.17%	0.20%	0.25%

References which should accompany the table when input into the document:

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Represents non-accrual loans plus loans accruing but 90 days or more overdue and OREO